Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is made and entered into this 28th day of October, 2013, by and between Textmunication Holdings, Inc., a newly formed Nevada corporation (“Textmunication”), and FSTWV, Inc., a Georgia corporation (“FSTWV”) (said corporations being hereinafter sometimes collectively referred to as the “Constituent Corporations”).

W I T N E S S E T H:

WHEREAS, FSTWV has authorized capital stock consisting of: (i) 10,000,000 shares of $.001 par value common stock (“FSTWV Common Stock”), of which 9,099,821 shares were issued and outstanding as of October 7, 2013, and (ii) 1,000,000 shares of $.001 par value preferred stock, none of which are issued and outstanding;

WHEREAS, Textmunication has authorized capital stock consisting of: (i) 250,000,000 shares of common stock, $.0001 par value ("Textmunication Common Stock"), of which 100 shares are issued and outstanding, and (ii) 10,000,000 shares of $.0001 par value preferred stock, none of which are issued and outstanding;

WHEREAS, all the outstanding common stock of Textmunication is owned by FSTWV; and Textmunication is FSTWV’s wholly owned subsidiary;

WHEREAS, the laws of the State of Georgia and the State of Nevada permit a merger of the Constituent Corporations;

WHEREAS, the Boards of Directors of each of the Constituent Corporations have determined that it is advisable and for the benefit of each of the Constituent Corporations and their respective shareholders that FSTWV be merged with and into Textmunication on the terms and conditions hereinafter set forth, and by resolutions duly adopted have agreed to the terms and conditions of this Agreement; and directed that the proposed merger be submitted to the shareholders of FSTWV and recommended to such shareholders approval of the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements, promises and covenants contained herein, it is agreed by and between the parties hereto, subject to the conditions hereinafter set forth and in accordance with the Nevada Revised Statutes (“NRS”), that FSTWV shall be and hereby is, at the Effective Date (as hereinafter defined), merged with and into Textmunication (Textmunication subsequent to such merger being hereinafter sometimes referred to as the “Surviving Corporation”), with the corporate existence of the Surviving Corporation to be continued under the name “Textmunication Holdings, Inc.,” and that the terms and conditions of the merger hereby agreed upon, the mode of carrying the same into effect, the manner of converting shares are and shall be as follows:

Section 1.
Merger

1.1 On the Effective Date, FSTWV shall be merged with and into Textmunication, and Textmunication shall continue in existence and the merger shall in all respects have the effect provided for NRS.

1.2 Without limiting the foregoing, on and after the Effective Date, the separate existence of FSTWV shall cease, and, in accordance with the terms of this Agreement, the title to all real estate and other property owned by each of the Constituent Corporations shall be vested in the Surviving Corporation without reversion or impairment; the Surviving Corporation shall have all liabilities of each of the Constituent Corporations; and any proceeding pending against any Constituent Corporation may be continued as if the merger did not occur or the Surviving Corporation may be substituted in its place.

1.3 Prior to and from and after the Effective Date, the Constituent Corporations shall take all such action as shall be necessary or appropriate in order to effectuate the merger.  If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other actions are necessary, appropriate or desirable to vest in said corporation, according to the terms hereof, the title to any property or rights of FSTWV, the last acting officers of FSTWV, or the corresponding officers of the Surviving Corporation, shall and will execute and make all such proper assignments and assurances and take all action necessary and proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Agreement.

Section 2.
Terms of Transaction

2.1 Upon the Effective Date:

(a) The shareholders of FSTWV shall, within 30 days of the Effective Date, submit their certificates for FSTWV Common Stock to Textmunication for replacement with Textmunication Common Stock.  Each share of FSTWV Common Stock submitted shall thereupon be converted into 1 share of Textmunication Common Stock, subject to the provisions of Section 2.2 below, the shares of Common Stock of the Surviving Corporation required for such purpose being drawn from authorized but unissued shares of the Surviving Corporation.

(b) Each share of FSTWV Common Stock held in the treasury of FSTWV immediately prior to the Effective Date of the merger shall by virtue of the merger and without any FSTWV on the part of the holder thereof, be cancelled and retired and cease to exist without any conversion thereof.

(c) Each share of Textmunication Common Stock outstanding and shall by virtue of the merger and without any FSTWV on the part of the holder thereof, shall be cancelled and retired and cease to exist without any conversion thereof.

2.2 After the Effective Date, each holder of an outstanding certificate or certificates of FSTWV Common Stock will, upon surrender of such certificate or certificates, within 30 days of the Effective Date be entitled to a certificate or certificates representing shares equal to the same number of shares of Textmunication Common Stock.  After the Effective Date certificates representing shares of FSTWV common stock which are not submitted to the Surviving Corporation within 30 days of the Effective Date shall be automatically converted to shares of Textmunication in accordance with the terms of this paragraph.

Section 3.
Directors and Officers

The persons who are directors and officers of Textmunication immediately prior to the Effective Date shall continue as the directors and officers of the Surviving Corporation and shall continue to hold office as provided in the bylaws of the Surviving Corporation.

Section 4.
Articles of Incorporation and Bylaws

4.1 From and after the Effective Date, the Articles of Incorporation of Textmunication, as in effect at such date, shall be the Articles of Incorporation of the Surviving Corporation and shall continue in effect until the same shall be altered, amended or repealed as therein provided or as provided by law.

4.2 From and after the Effective Date, the bylaws of Textmunication, in effect at such date, shall be the bylaws of the Surviving Corporation and shall continue in effect until the same shall be altered, amended or repealed as therein provided or as provided by law.

Section 5.
Shareholder Approval, Effectiveness of Merger

This Agreement shall be submitted for approval to the shareholders of FSTWV as provided by the Georgia Business Corporation Code.  If this Agreement is duly authorized and adopted by the requisite vote or written consents of such shareholders and is not terminated and abandoned pursuant to the provisions of Section 6 hereof, this Agreement shall be executed, and this Agreement, or Articles of Merger incorporating the terms of this Agreement as allowed by state law, shall be filed and recorded in accordance with the laws of the State of Nevada and Georgia as soon as practicable after the last approval by such shareholders.  The Board of Directors and the proper officers of the Constituent Corporations are authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement or of the merger herein provided for.  The merger shall become effective on the date Articles of Merger are filed with the Secretary of State of Nevada (said date is herein referred to as the “Effective Date”).

Section 6.
Termination

At any time prior to the filing of the Articles of Merger with the Secretary of State of Nevada, the Board of Directors of FSTWV may terminate and abandon this Agreement, notwithstanding favorable action on the merger by the shareholders of either such corporation or earlier approval by the Boards of Directors of such corporations.

Section 7.
Miscellaneous

7.1 This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

7.2 This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, the Constituent Corporations have each caused this Agreement to be executed, their respective corporate seals to be affixed and the foregoing attested, all by their respective duly authorized officers, as of the date hereinabove first written.

[SIGNATURE PAGE FOLLOWS]

FSTWV, Inc.

By:	/s/ Andre Mailloux
Andre Mailloux
Its:	CEO

Textmunication Holdings, Inc.

By:	/s/ Andre Mailloux
Andre Mailloux
Its:	CEO